Exhibit 99.3

FOR IMMEDIATE RELEASE

SACHEM CAPITAL CORP Announces FULL Exercise of Over-Allotment Option by underwriters in public offering

Branford, Connecticut, August 13, 2019 — Sachem Capital Corp. (NYSE American: SACH) today announced the underwriters of its previously announced public offering of 2,000,000 common shares, have fully exercised their over-allotment option to purchase an additional 300,000 common shares of the Company. The price to the public in the offering was $5.00 per share. The gross proceeds to the Company from the exercise of the over-allotment option were $1.5 million, making the total gross proceeds to the Company from the offering $11.5 million. The exercise of the over-allotment closed on August 13, 2019.

Aegis Capital Corp. served as the sole book runner for the offering. The shares were offered pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission (SEC). A prospectus supplement and accompanying base prospectus relating to the offering were filed with the SEC and are available on the SEC’s website at www.sec.gov.

About Sachem Capital Corp.

Sachem Capital Corp. specializes in originating, underwriting, funding, servicing and managing a portfolio of mortgage loans secured by first mortgage liens on real property (referred to in the industry as “hard money” loans). Its customers include real estate investors and developers who use the proceeds of the loans to fund their acquisition, renovation, development, rehabilitation and/or improvement of properties located primarily in Connecticut. The properties securing the company’s loans are generally classified as residential or commercial real estate and, typically, are held for resale or investment. The company does not lend to owner occupants. The company’s primary underwriting criteria is a conservative loan to value ratio. Sachem has elected to be taxed and operates as a real estate investment trust (REIT) for federal income tax purposes.

Investors & Media Contacts:
Crescendo Communications, LLC

Email: sach@crescendo-ir.com

Tel: (212) 671-1021

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